Exhibit 16.1

KPMG LLP
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada
Telephone (604) 691-3000
Fax (604) 691-3031

December 12, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for InMed Pharmaceuticals Inc. (the Company), and, under the date of September 23, 2022, we reported on the consolidated financial statements of the Company as of and for the years ended June 30, 2022 and 2021. On December 8, 2022, we declined to stand for reelection and resigned.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 8, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee of the Board of Directors and the Company’s statement that Marcum LLP was not engaged regarding the application of accounting principles to a specified transaction or type of audit opinion that might be rendered on the Company’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP

Chartered Professional Accountants

© 2022 KPMG LLP, an Ontario limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved.